ALTERNATIVE INVESTMENT PARTNERS, LLC AND
 AIP ALTERNATIVE STRATEGIES FUNDS
ADDENDUM TO TRANSFER AGENT SERVICING AGREEMENT

THIS ADDENDUM dated as of this 17 day of August, 2007 (“Addendum”) to the Transfer Agent Servicing Agreement, dated as of September 6, 2002, as amended, is entered by and among ALTERNATIVE INVESTMENT PARTNERS, LLC, a Delaware limited liability company (the “Adviser”), AIP ALTERNATIVE STRATEGIES FUNDS, a Delaware business trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement dated as of September 6, 2002, as previously amended (the “Agreement”); and

WHEREAS, the parties desire to modify the Agreement; and

WHEREAS, Section 6 of the Agreement allows for its amendment by mutual written consent of the parties;

NOW THEREFORE, the parties agree to add the following provisions:

A.	A new Section 13 shall be added to the Agreement to read as follows:

13.	Additional Services to be Provided by USBFS

         USBFS shall provide the MARSTM  and data warehouse services set forth in Exhibit E to this Agreement in the form set forth below, subject to the terms and conditions specified in Exhibit E, as the same may be amended from time to time.

The Adviser and the Trust hereby acknowledge that Exhibit E is an integral part of this Agreement and, to the extent services included in Exhibit E are selected by the Adviser and the Trust, such services shall also be subject to the terms and conditions of the Agreement.  The provisions of Exhibit E shall continue in effect for as long as the Agreement remains in effect, unless sooner terminated pursuant to Section 6 hereof.

The indemnity and defense provisions set forth in Section 6 of the Agreement  and in Exhibit E, if applicable, shall indefinitely survive the termination and/or assignment of the Agreement.

Exhibit E
to the
Transfer Agent Servicing Agreement among Alternative Investment Partners, LLC, AIP Alternative Strategies Funds and U.S. Bancorp Fund Services, LLC

DATA WAREHOUSE SERVICES

1.           Certain Definitions

Whenever used in this Exhibit E, the following words and phrases shall have the meanings set forth below:

A.
“MARSTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated which allows for analysis of sales data from the transfer agent or intermediaries by providing details with respect to omnibus account trades, identifying or reporting suspicious trading activity and managing compliance related activities and reporting.

B.
“Data Warehouse Services” means the services which are made available to consenting end-users (“User,” as defined below) whereby certain Electronic Reports (as defined below) may be searched, viewed, downloaded and printed.

C.	“User(s)” means the Adviser, the Trust and their authorized agents.

D.
“Electronic Reports” means an Electronic Report created with investor transaction data housed by DST (USBFS’s record keeping system) and includes but is not limited to: 22c-2 Compliance Reports, Omnibus Account Reconciliation, Sales Reporting, Platform Reporting and Campaign Management and Tracking.

2.           Services Covered

USBFS shall allow access to MARSTM and Data Warehouse Services by authorized Users in accordance with the terms of this Exhibit E.

3.           Duties and Responsibilities of USBFS

USBFS will provide the following implementation support:

(1)  Project Management Assistance
(2)  Setup and Testing of System Interfaces
(3)  Conversion of Historical Data from the Adviser and/or the  Trust
(4)  Assist with Sales Channel and Sales Territory Setup
(5)  Assist with Clearing/Executing Firm Relationships

(6)  Assist with Compliance Rule Setup
(7)  Database Setup (User Defined Fields)
(8)  Training (additional fee)

USBFS will provide the following support services after implementation:

(1)  Assist with Project Management
(2)  Dedicated Client Service team
(3)  Weekly status calls (if needed)
(4)  Setup and testing of requests from the Adviser and the Trust
(5)  Duplicate Data Identification
(6)  Assistance with System File Imports
(7)  Custom Report Programming (at Programming rates)
(8)  Enhanced support available at a designated fee (such as database query reports, compliance report review and analysis, compliance workflow assistance)

4.           Duties and Responsibilities of the Adviser and the Trust

The Adviser and the Trust shall:

A.
Assume exclusive responsibility for the Adviser’s, the Trust’s or the User’s failure to properly access the Data Warehouse Services in the manner prescribed by USBFS, and for the Adviser’s or the Trust’s failure to supply accurate information to USBFS.

B.	Comply, and instruct Users to comply, with all the User enrollment instructions and authorization procedures.

5.           System Maintenance

The Adviser and the Trust understand that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARSTM and Data Warehouse Services, which may cause temporary service interruptions.  USBFS shall notify the Adviser and the Trust of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.           Additional Representation and Warranty

The parties hereby warrant that no party shall knowingly insert into any interface, software, or program provided by a party to any other party, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder.  For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software.  All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such non-complying party.

7.           Proprietary Rights

A.
The Adviser and the Trust acknowledge and agree that by virtue of subscribing to MARSTM and Data Warehouse Services through USBFS, it shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARSTM  and Data Warehouse Services owned by Sales Focus Solutions and licensed to USBFS.  Any interfaces and software provided to the Adviser and the Trust in order to provide connectivity to MARSTM and Data Warehouse Services through USBFS shall be used by the Adviser, the Trust and the Users only for the period during which this Exhibit E is in effect and only in accordance with the terms of this Exhibit E, and shall not be used by the Adviser or the Trust to provide connectivity to or through any other system or person without USBFS’ prior written approval.  The Adviser and the Trust shall not copy, decompile or reverse engineer any software or programs provided to the Adviser or the Trust hereunder.  The Adviser and the Trust also agree not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.
The MARSTM or Data Warehouse Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Adviser and the Trust.  The Adviser and the Trust retain all rights in such intellectual property that may reside on the MARSTM or Data Warehouse Services site, not including any software and processes provided by USBFS.  To the extent the intellectual property of the Adviser or the Trust is cached to expedite communication, the Adviser and the Trust grant to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication.  To the extent that the intellectual property of the Adviser or the Trust is duplicated within the MARSTM or Data Warehouse Services site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the Trust’s web site(s), the Adviser and the Trust grant to USBFS a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit E is in effect.  This license is limited to the intellectual property needed to replicate the appearance of the Trust’s web site(s) and does not extend to any other intellectual property owned by the Adviser or the Trust.  The Adviser and the Trust warrant that they have sufficient right, title and interest in and to their web site(s) and their intellectual property to enter into these obligations, and that to their knowledge, the license hereby granted to USBFS does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.
Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section 7 of this Exhibit E and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit E, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.  The provisions of this Section 7 C. relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit E

8.           Compensation

The Adviser and the Trust shall compensate USBFS for providing MARSTM or Data Warehouse Services to the Adviser and the Trust, respectively, and their authorized agents in accordance with the fee schedule set forth in Appendix I to this Exhibit E (as the same may be amended in writing from time to time).

9.           Additional Indemnification; Limitation of Liability

A.
USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARSTM AND DATA WAREHOUSE SERVICES.  Accordingly, USBFS’s sole liability to the Adviser and the Trust or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARSTM or Data Warehouse Services to be provided by USBFS hereunder shall be to use its best efforts to commence or resume MARSTM or Data Warehouse Services as promptly as is reasonably possible.

B.
USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Adviser and the Trust and their respective trustees, directors, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARSTM or Data Warehouse Services and (b) the provision of  the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.
If an injunction is issued against the Adviser, the Trust and/or User with respect to: use of MARSTM or Data Warehouse Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Adviser and the Trust and Users the right to continue to use MARSTM or Data Warehouse Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Adviser or the Trust, replace or modify MARSTM or Data Warehouse Services so that they become non-infringing, provided that, in the Adviser’s and the Trust’s judgment, such replacement or modification does not materially and adversely affect the performance of MARSTM or Data Warehouse Services or significantly lessen their utility to the Adviser, the Trust and/or Users.  If in the Adviser’s or Trust’s judgment, such replacement or modification does materially adversely affect the performance of MARSTM or Data Warehouse Services or significantly lessen their utility to the Adviser, the Trust and/or Users, the Adviser or the Trust may terminate all rights and responsibilities under this Exhibit E immediately on written notice to USBFS.

D.
Because the ability of USBFS to deliver MARSTM and Data Warehouse Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARSTM and Data Warehouse Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.  USBFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBFS or its affiliates) or of any third parties involved with MARSTM and Data Warehouse Services.

E.
The Adviser, the Trust and Users are responsible for verifying the accuracy and receipt of all data or information made available via MARSTM and Data Warehouse Services.  The Adviser and the Trust are responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies relating to data or other information made available via MARSTM and Data Warehouse Services with respect to the Trust’s shareholders.

F.
USBFS shall not be responsible for the accuracy of input material from Users and the Adviser’s or the Trust’s record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input.  The accuracy of input and output shall be judged as received at USBFS’s data center as determined by the records maintained by USBFS.

10.           File Security and Retention; Confidentiality

A.
USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Adviser’s or the Trust’s data bases, files, and other information provided by the Adviser or the Trust to USBFS for use with MARSTM and Data Warehouse Services, (collectively, “Trust Files”).  USBFS’s security provisions with respect to MARSTM and Data Warehouse Services and the Trust Files will be no less than USBFS’s security provisions with respect to its own proprietary information.  USBFS agrees that any and all Trust Files maintained by USBFS hereunder shall be available for inspection by the Adviser’s, the Trust’s or User’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the Investment Company Act of 1940, as amended.  In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’s delivery of MARSTM and Data Warehouse Services.

B.
USBFS shall treat as confidential and not disclose or otherwise make available any of the Adviser’s or the Trust’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS.  USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets.  Upon termination of the rights and responsibilities described in this Exhibit E for any reason and upon the Adviser’s or the Trust’s request, USBFS shall return to the Adviser or the Trust, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.
Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it through legal means prior to disclosure hereunder (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

11.           Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, MARSTM AND DATA WAREHOUSE SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING MARSTM OR DATA WAREHOUSE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.           Termination of MARSTM

Except as otherwise specifically noted in this Exhibit E, the MARSTM System may be terminated by either party upon giving 90 days prior written notice to the other party.  The MARSTM System will not be interrupted during the 90 day period and USBFS will cooperate in the reasonable transfer of duties to another provider.

13.           Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit E, (i) the Adviser, the Trust and Users will immediately end their access to MARSTM and Data Warehouse Services and (ii) the Adviser and the Trust will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Appendix I to Exhibit E
Fee Schedule
Alternative Investment Partners, LLC and AIP Alternative Strategies Funds

Current Pricing – 08 03 2007

System Implementation Cost	$[_____] - $[_____]
Includes TA 2000 Data and Standard Data Interfaces*
*Additional NSCC Transaction Charges not included

MARS Training (per day as needed)	$[_____]

Discovery-RIA™ Implementation Fee (optional)	$[_____]

Blackberry Handheld Implementation Fee (optional)	$[_____]

Service Level	Monthly Fee
MARS System Monthly Base Fee	$[_____]

Enhanced Support Services (optional)	$[_____] -$[_____]
Includes All Basic Support Components
Data Scrubbing - Cleaning of Firm, Branch and Rep Info
Database Query Requests
Compliance Report Monitoring/Review/Analysis
Compliance Workflow Assistance
Business Requirements Analysis

Appendix I to Exhibit E (continued)
Fee Schedule
Alternative Investment Partners, LLC and AIP Alternative Strategies Funds

The MARS Product Suite	Fee Per User Per Month
MARS Sales and Asset Reporting Module
Firm/Branch/Rep Profiles, Sales & Asset Reports with Sales Views,
Data Cleaning Functionality, Query Analytics, Executive Information Summary,
Executive Trend Reporting
$[_____]
		MARS Core CRM Module Firm/Branch/Rep Profiles, Activity Management, Calendar, Tickler, Channel & Territory Manager, Security & Administration, Rep Import	$[_____]
Optional Modules
– Channel/Territory Manager (included with CRM module)	$[_____]
– Customer / Account Module (included with Compliance module)	$[_____]
– MARS Omnibus Reconciliation Manager	$[_____]
– Supermarket Platform Reporting Module	$[_____]
– Data Quality Module (only one license needed)	$[_____]
– Handheld Module	$[_____]
– Mapping Integration Module (Microsoft MapPoint required)	$[_____]
– Discovery-RIA™ Integration (only one user license needed if client does not already have Discovery license)	$[_____]
– Discovery-RIA™ License Fee Per User	$[_____]
Compliance Reporting and Workflow Management
MARS 22c-2 Compliance Module 22c-2 Rules Definition, Workflow Process Management, Data Request Manager, Customer/Account Module	$[_____]

Software or Report Customization
Business Line Personnel	Hourly Rate
DBA	$[_____]
Programmer	$[_____]
Technical Design	$[_____]
QA Engineer	$[_____]
Implementation Engineer	$[_____]
Business Analyst	$[_____]
Project Manager	$[_____]
System Administrator	$[_____]
Network Engineer	$[_____]

Appendix I to Exhibit E (continued)
Fee Schedule
Alternative Investment Partners, LLC and AIP Alternative Strategies Funds

Current Known Intermediary Charges

NSCC
Separate NSCC SDR Fees
Line maintenance fee $[_____] per month
Line use fee $[_____] per hour
Transaction fee $[_____] per [_____] records

MERRILL LYNCH

Separate 22c-2 Data Processing Fees
$[_____] per month

*These fees may be subject to change by the intermediaries at any time.  Any new or additional fees from different intermediaries will be brought forth to the client when these fees become known.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ALTERNATIVE INVESTMENT PARTNERS, LLC

By:__/s/ Kristina Labermeier____________

Name:__Kristina Labermeier____________

Title:___Chief Compliance Officer_______

AIP ALTERNATIVE STRATEGIES FUNDS

By:__/s/ Kristina Labermeier____________

Name:_Kristina Labermeier_____________

Title:___CCO, Secretary________________

U.S BANCORP FUND SERVICES, LLC

By:___/s/ Michael R. McVoy___________

Name:__Michael R. McVoy____________

Title:__Senior Vice President____________